                                  EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

This section provides a review of the financial performance of Moore Corporation Limited during the three years ended December 31, 2002. The analysis is based on the consolidated financial statements that are presented in Item 8 on Form 10-K, prepared in accordance with Canadian generally accepted accounting principles
(GAAP). Differences between Canadian and U.S. GAAP are disclosed in Note 25 to the consolidated financial statements. Where appropriate, comparative figures have been reclassified to conform to the current presentation in the Corporation's consolidated financial statements.

OVERVIEW

Moore Corporation Limited, established in 1882, is a diversified printing company that operates in three distinct operating segments. The three segments are Forms and Labels, Outsourcing and Commercial. According to Printing Impressions, a leading industry publication, Moore is the third largest diversified printing company in North America based on revenues. The Corporation offers its products and services principally in the United States and Canada, but it also has operations in Europe and in Latin America, primarily in Mexico and Brazil.

The Forms and Labels segment provides a wide array of products and services, including the design and production of business forms, labels and related products, as well as electronic print management solutions. The Outsourcing segment provides fully integrated business-to-business and business-to-consumer solutions involving high quality variable image print and mail, electronic statement and database management services. The Commercial segment provides high quality multi-color personalized business communications and direct marketing services, including project, database and list management services. For the year ended December 31, 2002, approximately 55%, 16% and 29% of consolidated net sales were attributable to the Forms and Labels, Outsourcing and Commercial segments, respectively.

Like many other companies, net sales in 2001 and 2002 have been affected by the economic downturn in the United States. Historically, net sales have not been materially affected by seasonal factors.

The Corporation's financial results for the periods discussed herein have been affected by changes in business strategy and restructuring actions. In early 2001, the management team initiated a business strategy to maximize margins and capitalize on the Corporation's core competencies. As a result, management realigned the operating segments, restructured the operations, disposed of non-core businesses, exited unprofitable accounts and product lines and acquired complementary businesses. These initiatives have resulted in improved performance during 2002, relative to last year.

Consistent with the strategy to focus on core printing operations, the Corporation disposed of various non-core businesses. In the first quarter of 2001, the Corporation sold Colleagues, its U.K.-based advertising agency and its investment in an on-line real estate listing company. In the fourth quarter of 2001, the Corporation disposed of Phoenix, its Detroit-based telemarketing customer relationship management business. In 2001 and during 2002, the Corporation also disposed of several of its interests in non-U.S. investments that were no longer strategic or where the Corporation lacked sufficient control to achieve its objectives. The Corporation has completed various acquisitions complementary to its core operations. In December 2001, the Corporation acquired Document Management Services, the print and mail business of IBM Canada Limited. In January 2002, the Corporation acquired The Nielsen Company, a commercial printer. The Corporation also purchased the remaining minority interests in its consolidated subsidiary, Quality Color Press, Inc. in May 2002 and certain of its subsidiaries in Central America in August 2002.

On January 16, 2003, the Corporation signed a definitive merger agreement with Wallace Computer Services, Inc. ("Wallace"), a leading provider of printed products and print management services, to acquire all of the outstanding shares of Wallace in exchange for average consideration of $14.40 in cash and 1.05 shares of the Corporation for each outstanding share of Wallace. The purchase price is approximately $1.3 billion based on approximately 42 million Wallace shares outstanding, which includes the assumption of approximately $210.0 million in debt, but does not include any direct transaction costs. The estimated purchase price was derived using the closing trading price of the Corporation's common shares on the New York Stock Exchange ("NYSE") at January 16, 2003, which approximates the average closing price of Moore shares two trading days before and after January 17, 2003, the announcement date. Completion of the Wallace merger is subject to customary closing conditions that include, among others, receipt of required approval from Wallace shareholders, required regulatory approvals and closing of the required financing. The transaction, while expected to close in the first half of 2003, may not be completed if any of the closing conditions are not satisfied. Under certain terms specified in the merger agreement, the Corporation or Wallace may terminate the agreement, and as a result, either party may be required to pay a termination fee of up to $27.5 million to the other party. Upon consummation, the transaction will be recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the cost of the acquisition over the net of amounts assigned to the fair value of the assets acquired and the liabilities assumed will be recorded as goodwill. Unless otherwise indicated, the consolidated financial statements and related notes pertain to the Corporation as a stand-alone entity and do not reflect the impact of the pending business combination transaction with Wallace.

During 2001, the Corporation undertook restructuring actions, mainly related to workforce reductions and the exiting of facilities. The Corporation's results for the periods discussed hereafter are affected by those restructuring actions. In 2001 and 2002, the Corporation reduced headcount by approximately 4,000 employees. In 2001, the Corporation also recorded charges for the impairment of assets and goodwill associated with non-core businesses that the Corporation planned to sell. In the fourth quarter of 2002, the Corporation recorded a restructuring charge related to workforce reductions primarily due to a plant closure.

The Corporation has also consolidated its vendors to improve pricing, payment terms and inventory management. While the Corporation does not anticipate additional significant reductions in the number of its suppliers, it will pursue additional opportunities to achieve cost savings with these suppliers. The Corporation has evaluated its capital expenditure and research and development requirements and has significantly reduced spending in these areas. In addition, cost reductions were achieved in the area of information technology, principally attributable to reductions in headcount and in utilization of consultants. Additional cost savings are expected to result from the implementation of a company-wide system for processing customer orders and payments. The principal benefits from this system are expected to be improved control, reduction in cycle time and the elimination of the costs associated with maintaining redundant systems. The Corporation has also reduced waste (i.e., flawed or excess production) and improved printing throughput (i.e., increased the speed at which equipment runs).

The following discussion includes information on a consolidated basis presented in accordance with Canadian GAAP. This discussion is supplemented by a discussion of segment operating results. This supplemental discussion should be read in conjunction with the Corporation's reported consolidated financial statements.

The Corporation's results during the period discussed have also been affected by industry-wide trends, mainly downward pricing pressure associated with the high degree of competition resulting in part from excess capacity in the industry and fragmentation in the printing market. While the Corporation believes that continued consolidation in the industry will result in greater pricing discipline within the industry and greater opportunities for cross-selling, other trends may have a countervailing effect. The eventual effect, for example, of electronic substitution on the printing industry cannot be predicted. The Corporation continues to adapt its product line to the evolving demands of the digital products and services market. The effect these actions will have on the Corporation's results or financial condition cannot be predicted.

Consolidated results of operations for the years ended December 31, 2002, 2001, and 2000, are shown in the accompanying consolidated statements of operations.

CONSOLIDATED

2002 COMPARED TO 2001

Net sales were $2,038.0 million, representing a $116.6 million or a 5.4 % decrease from last year. The decrease primarily resulted from sales declines in the U.S. and Canadian Forms and Labels business principally related to the decision to exit certain non-core product lines and unprofitable customer contracts ($64.3 million), divestitures ($110.7 million), and the devaluation of certain foreign currencies ($30.2 million). The decrease was partially offset by sales from new acquisitions ($102.1 million).

Cost of sales decreased $162.6 million to $1,390.0 million or 68.2% of net sales compared to 72.1% in 2001. The decrease was primarily due to charges of $61.2 million for the partial settlement of the U.S. pension plan and $6.6 million non-cash write-offs of obsolete inventory included in cost of sales for 2001 and lower 2002 sales volumes. The Corporation has achieved and anticipates further cost reductions resulting from additional production efficiencies and reduction of vendor costs as a result of partnering with suppliers.

Selling, general and administrative expenses decreased $116.0 million to $459.6 million or 22.6% of net sales, compared to $575.6 million or 26.7% in 2001. Included in selling, general and administrative expenses for 2002 was $9.2 million related to an executive separation, versus 2001 which included charges of $35.4 million related to the partial settlement of the U.S. pension plan settlement and $10.4 million of other costs. The remaining $79.4 million of selling, general and administrative expense reduction in 2002 compared to 2001 is attributable to the benefits achieved from the Corporation's 2001 restructuring activities and an overall focus on efficiencies and cost containment.

Depreciation and amortization expense was $86.7 million and $239.1 million in 2002 and 2001, respectively. The decrease of $152.4 million is primarily due to 2001 non-cash charges of $76.8 million related to goodwill written down to its net recoverable amount for assets held for disposition and $54.6 million for asset impairments, including plant closures and abandoned information technology projects. Commencing in 2002, in accordance with Canadian Institute of Chartered Accountants' (CICA) Handbook Section 3062, Goodwill and Other Intangible Assets, goodwill is no longer amortized (see Note 7 to Consolidated Financial Statements).

Income from operations was $102.5 million in 2002, compared to a loss from operations of $342.3 million in 2001. This improvement resulted from $391.2 million of restructuring and other charges that were included in 2001 results as well as improved operating results across all business segments and the benefits achieved from the restructuring actions, as described below.

Other income (expense) increased $14.4 million from expense of $10.7 million in 2001 to income of $3.7 million in 2002, primarily because of gains on dispositions of fixed assets.

Interest expense decreased by $11.7 million to $12.1 million in 2002. This decrease is attributable to the redemption of $100.0 million of senior guaranteed notes and the conversion of the Corporation's $70.5 million subordinated convertible debentures, both of which occurred in December 2001. The remaining $100.0 million of senior guaranteed notes were redeemed in September 2002 and the Corporation incurred a $16.7 million debt settlement cost.

The effective income tax rate was 3.2% in 2002. The 2002 difference between the statutory rate and the effective rate relates to lower tax rates in non-U.S. jurisdictions offset by the inability to recognize the tax benefit from certain foreign operating losses, combined with a partial reduction in the deferred tax valuation allowance (which is based on estimates of future taxable income) and the resolution of an income tax refund, partially offset by required tax reserves. In 2001, the effective income tax benefit resulted from the partial recognition of operating losses.

Net earnings in 2002 increased $431.3 million over the prior year to $73.3 million or $0.64 per diluted share, primarily as a result of cost savings generated by the 2001 restructuring activities and other charges included in 2001 as described below.

2001 COMPARED TO 2000

Net sales were $2,154.6 million, representing a decrease of $103.8 million, or 4.6% over 2000, primarily resulting from the divestitures of the Colleagues and Phoenix business units, the decision to exit certain unprofitable accounts, the devaluation of certain foreign currencies and weak demand in non-core businesses due to the challenging economic environment.

Cost of goods sold increased as a percent of sales for 2001 to 72.1% versus 70.8% in 2000. The increase was primarily attributable to competitive pricing pressures, $6.6 million of non-cash write-offs of obsolete inventory related to abandoned product lines and a $61.2 million charge related to the partial settlement of the U.S. pension plan associated with plant production employees.

Selling, general and administrative expenses decreased $3.0 million to $575.6 million, or 26.7% of net sales for 2001 versus 25.6% in 2000. Several one-time items significantly affected this category, primarily charges related to the partial settlement of the U.S. pension plan related to non-plant production employees of $35.4 million, and $10.4 million of other costs.

Depreciation and amortization increased by $87.6 million, or 57.8%, due to the write-down of goodwill of non-core businesses of $76.8 million, as well as $54.6 million for impairment of certain assets no longer in use. The Corporation recorded the charge of $76.8 million for permanent impairment of goodwill related to the divestiture of the Phoenix business and a non-core business held for disposition. These impairment charges were recorded based on management's decisions during 2001 to sell the businesses based on significant sales declines, customer turnover and the Corporation's decision to dispose of non-print related businesses. The charges were based on independent third party valuations.

Loss from operations increased $296.1 million to a loss of $342.3 million in 2001 primarily as a result of the $374.6 million in restructuring and other charges.

Interest expense for the year ended December 31, 2001 increased $2.8 million or 13.3% over the same prior year period, primarily due to an increase in debt resulting from the issuance of $70.5 million subordinated convertible debentures in December 2000, partially offset by lower borrowings under the Corporation's bank credit facility.

Included in the loss before taxes and minority interest, is a charge of $11.6 million, which primarily represents accelerated amortization of the deferred issuance costs on the $70.5 million subordinated convertible debentures, which were converted during the fourth quarter of 2001.

The decrease in the 2001 effective tax recovery rate from 2000 was primarily attributable to the inability to currently recognize future income tax benefits on certain current operating losses and the write-down of goodwill relating to non-core businesses.

Net loss available to common shareholders for the year ended December 31, 2001 increased by $307.0 million to $373.3 million or $(4.21) per diluted share, primarily due to the Corporation's restructuring actions. Included in the loss available to common shareholders was approximately $15.3 million, which primarily represents the fair value at December 28, 2001 of the 1,650,000 shares given to the Class A limited partners of the partnership that owned the $70.5 million subordinated convertible debentures as inducement for early conversion.

RESTRUCTURING AND OTHER CHARGES

The following table summarizes restructuring and other charges recorded by the
Corporation:

Years ended December 31,
Expressed in millions of U.S. Dollars

-------------------------------------------------------------------------------
                                                  2002        2001       2000
-------------------------------------------------------------------------------
Workforce reduction                              $  4.4     $  77.0      $    -
Lease terminations and other facility costs           -        65.5           -
Recovery of restructuring costs                    (5.3)      (12.8)      (24.0)
Asset and goodwill impairment                         -       131.4        34.7
Pension settlement (curtailment) - net                -        96.6        (6.6)
Debt conversion and extinguishment                 16.7        12.6           -
Inventory write-off                                   -         6.6           -
Asset dispositions and investments - net              -         4.9        12.0
Accounts receivable write-off                         -         4.6           -
Other                                               9.2         4.8         4.8
-------------------------------------------------------------------------------
                                                 $ 25.0     $ 391.2      $ 20.9
===============================================================================

For the year ended December 31, 2002, the Corporation recorded restructuring and other charges of $25.0 million (see Note 17 to Consolidated Financial Statements). These charges include a restructuring provision in the Forms and Labels segment of $4.4 million for workforce reductions (154 positions) primarily related to the closure of a plant; a charge of $16.7 million associated with the redemption of $100.0 million of its senior guaranteed notes and an executive separation of $9.2 million included in selling, general and administrative expenses. These charges were offset by the reversal of a portion of its 1998 ($3.6 million) and 2001 ($1.7 million) restructuring reserves as a result of favorable settlements in 2002 as compared to estimates and assumptions used by management at the time the charges were recorded.

For the year ended December 31, 2001, the Corporation recorded net restructuring and other charges of $391.2 million (see Note 17 to Consolidated Financial Statements). These charges include a restructuring provision of $142.5 million primarily related to workforce reductions and lease terminations; non-cash charges of $131.4 million that are included in depreciation and amortization related to the write-down of goodwill of non-core businesses and asset impairments; non-cash charges for inventory and accounts receivable, relating to exiting certain non-core businesses, of $11.2 million included in cost of sales and selling, general and administrative expenses loss on disposal of non-core assets that were included in investment and other income of $4.9 million; other charges of $12.6 million related to the early redemption of $100.0 million of senior guaranteed notes and the conversion of the $70.5 million subordinated convertible debentures; and other cash charges of $4.8 million, included in selling, general and administrative expenses partially offset by a $12.8 million reversal of restructuring reserves related to the 1998 restructuring program that are no longer required due to favorable settlements.

The Corporation also recorded a net charge of $96.6 million in 2001 associated with the partial settlement of the U.S. pension plan, which was curtailed as of December 31, 2000. In March 2001, the Corporation purchased approximately $600.0 million of annuity contracts settling approximately 70% of the outstanding obligation. The Corporation expects to settle the remainder of the plan upon anticipated regulatory approval and expects to incur an additional settlement loss.

Included in the 2001 restructuring charge was $48.0 million related to lease termination costs associated with the Corporation's obligation for its office facility in Bannockburn, Illinois. This charge was based upon management's estimates and assumptions at the time the charge was recorded. Actual results could vary based upon market conditions and the Corporation's ability to sublease the aforementioned property. Any potential recovery or additional charge may affect amounts reported in the consolidated financial statements of future periods.

For the year ended December 31, 2000, the Corporation recorded net other charges of $20.9 million, related to non-cash charges of $34.7 million for the write-down of a non-core asset held for disposal and the impairment of a component of the Enterprise Resource Planning Software System ("ERP"), both included in depreciation and amortization; loss on disposal of investment in JetForm Corporation of $8.5 million; the write-down of a permanently impaired investment of $3.5 million; and $4.8 million of other charges. These charges were offset by the reversal of a restructuring reserve of $24.0 million and a gain on the curtailment of the Corporation's U.S. pension plan of $6.6 million discussed above.

OPERATING RESULTS BY SEGMENT

The following table and management discussion summarizes the operating results of the Corporation's operating segments and corporate overhead expenses. Included in the operating results are the aforementioned restructuring and other charges.

---------------------------------------------------------------------------------------------------------------
Years ended December 31,                            NET SALES                       OPERATING INCOME (LOSS)
Expressed in millions of U.S.
Dollars                                 2002           2001         2000         2002        2001         2000
---------------------------------------------------------------------------------------------------------------
Forms and Labels                      $1,125.8      $1,194.5      $1,246.1     $ 132.7     $  43.4      $  72.1
Outsourcing                              316.1         339.5         296.8        61.4        49.5         43.1
Commercial                               596.1         620.6         715.5        50.5       (90.9)       (10.7)
Corporate                                    -             -             -      (142.1)     (344.3)      (150.7)
---------------------------------------------------------------------------------------------------------------
Total                                 $2,038.0      $2,154.6      $2,258.4     $ 102.5     $(342.3)     $ (46.2)
===============================================================================================================

FORMS AND LABELS

2002 COMPARED TO 2001

Net sales in 2002 decreased $68.7 million or 5.8% to $1,125.8 million, primarily due to declines in the North American Forms and Labels business, as a result of the Corporation's decision in 2001 to exit non-core product lines and unprofitable customer contracts and volume declines due to lower transaction levels among major print management customers ($64.3 million) partially offset by sales to new customers ($19.6 million). In Latin America, sales declined by $25.7 million primarily as a result of the devaluation of various foreign currencies (principally, the Brazilian real and Venezuelan bolivar).

Operating income increased by $89.3 million or 205.8% to $132.7 million in 2002, primarily due to the Corporation's decision to streamline its Forms and Labels operations. Major factors contributing to the operating income improvement included the continued benefit from the elimination of non-customer critical positions, the consolidation of the Canadian and U.S. management teams and administrative infrastructures, the realignment of incentive plans, and productivity improvements (waste reductions and higher throughput.) Included in 2002 results is a net restructuring charge of $3.4 million primarily related to a plant closure. In 2001, restructuring and other charges of $66.8 million were recorded primarily relating to headcount reductions ($33.6 million) and asset impairment charges ($21.9 million).

2001 COMPARED TO 2000

Net sales in 2001 decreased $51.6 million, or 4.1% to $1,194.5 million, due to foreign currency devaluation of $28.5 million and lower volumes at the Canadian Forms and Labels business as a result of the Corporation's decision to exit certain unprofitable customer accounts. Net sales declined in North America by $28.9 million, or 2.7%, due to the decision to exit certain unprofitable accounts and lower volumes. In Latin America, sales declined by $22.7 million, or 12.6%, primarily due to the devaluation of the Brazilian real.

Operating income decreased $28.7 million, or 39.8% to $43.4 million, primarily due to the aforementioned restructuring and other charges of $66.8 million recorded in 2001 offset by the Corporation's decision to streamline its Forms and Labels operations including the elimination of non-customer critical positions in support of the goal to significantly reduce costs. In 2000, the Corporation recorded the reversal of restructuring charges of $21.8 million no longer required due to favorable settlement of its obligations. Cost of goods sold as a percent of sales remained constant despite volume decline, due to waste reduction programs, reduced headcount, the initial impact of purchasing synergies and exiting of certain lower margin customer contracts. Selling, general and administrative expenses in 2001 decreased $40.4 million or 14.7%, also as an immediate result of the 2001 cost containment initiatives.

OUTSOURCING

2002 COMPARED TO 2001

Net sales decreased $23.4 million from $339.5 million to $316.1 million in 2002 from the prior year. Growth achieved from new and existing customers in the financial, insurance, and telecommunications markets, combined with the acquisition of the Document Management Services business of IBM Canada Limited ($18.9 million), was more than offset by volume declines in the prepaid telephone card market ($24.5 million). Net sales growth was also offset by the impact of the decision to cease manufacturing the packaging for certain non-secured stored value cards.

Operating income in 2002 increased $11.9 million, or 24.0% to $61.4 million, due to cost savings achieved through workforce reductions, cost containment and the acquisition discussed above. Included in 2001 results are $4.8 million of net restructuring and other charges relating to the aforementioned initiatives.

2001 COMPARED TO 2000

Net sales increased $42.7 million, or 14.4% to $339.5 million, due to strong volume growth of 11.3% resulting from increased service offerings and the benefits achieved from a sharper focus on leveraging core capabilities with existing customers.

Operating income increased by $6.4 million, or 14.8% to $49.5 million, due to increased revenues, improved gross margins and cost savings achieved through workforce reductions. Selling, general and administrative expenses remained almost flat despite incremental costs associated with increased sales volume due to cost reduction initiatives implemented throughout the year. In 2001, the Corporation recorded net restructuring and other charges of $4.8 million, as discussed above. In 2000, a reversal of the restructuring reserve of $0.3 million relating to the favorable settlement of liabilities for obligations was recorded.

COMMERCIAL

2002 COMPARED TO 2001

Net sales declined by $24.5 million or 3.9% to $596.1 million, due to the divestiture of the Phoenix business unit ($64.3 million), Colleagues and a European investment ($15.4 million), volume declines of $44.6 million in the directory publications, as well as the printer and peripherals businesses, offset by the acquisition of The Nielsen Company on January 31, 2002 ($83.2 million) and increased volumes in the domestic direct mail business ($16.6 million).

Operating income in 2002 increased $141.4 million to $50.5 million from a loss of $90.9 million in the prior year. The increase was primarily due to net restructuring and other charges of $121.6 million recorded in 2001. These charges mostly related to workforce reductions ($28.4 million) and the write down of goodwill associated with non-core assets ($76.8 million). Also, contributing to the increase were strong volume growth in the domestic direct mail business ($5.6 million), cost reductions resulting from the 2001 restructuring activities, and the acquisition of The Nielsen Company ($9.5 million).

2001 COMPARED TO 2000

Net sales declined by $94.9 million, or 13.3% to $620.6 million, primarily due to a $55.6 million decline in revenues as a result of the divestiture of Colleagues, a $21.7 million revenue decline in non-core businesses and $8.8 million decline in revenues related to the disposition of Phoenix.

Commercial recorded an operating loss in 2001 of $90.9 million versus a loss of $10.7 million recorded in 2000 primarily due to net restructuring and other charges recorded in 2001, as discussed above, partially offset by aggressive cost containment initiatives, which included a $33.8 million or 22.4% decrease in selling, general and administrative expenses. In 2000, the Corporation reversed a restructuring charge of $3.8 million as a result of favorable settlements of obligations as compared to estimates and assumptions used by management at the time the charges were recorded.

CORPORATE

2002 COMPARED TO 2001

Corporate operating expenses declined by $202.2 million, or 58.7% to $142.1 million, due to net restructuring and other charges totaling $181.4 million recorded in 2001 as well as overall cost controls and a focus on discretionary spending. The 2001 net restructuring and other charges primarily related to lease termination and other facility costs ($48.5 million) and the curtailment of the pension plan ($96.6 million).

2001 COMPARED TO 2000

Corporate operating expenses increased by $193.6 million to $344.3 million, primarily due to net restructuring and other charges discussed above and the reduction of pension income resulting from the pension settlement and additional retirement savings plan contributions, partially offset by a reduction in corporate overhead. In 2000, the Corporation recorded other charges of $16.6 million.

LIQUIDITY AND CAPITAL RESOURCES

In August 2002, the Corporation entered into a $400.0 million secured credit facility. The facility is comprised of a five-year $125.0 million Revolving Credit Facility, a five-year $75.0 million Delayed Draw Term Loan A Facility, and a six-year $200.0 million Term Loan B Facility, all of which are subject to a number of financial and restrictive covenants that, among other things, limit additional indebtedness and limit the ability of the Corporation to engage in certain transactions with affiliates, create liens on assets, engage in mergers and consolidations, or dispose of assets. The financial covenants calculated on a quarterly basis include, but are not limited to, tests of leverage and fixed charges coverage. The Delayed

Draw Term Loan A Facility is to be used for acquisitions and related initial working capital requirements. The facility must be drawn within 18 months of the closing in a maximum of two drawings. Proceeds from the Term Loan B Facility were used in part to refinance the existing $168.0 million revolving credit facility that expired on August 5, 2002, and to fund working capital requirements as necessary. At December 31, 2002, there was $179.5 million outstanding under the Term Loan B Facility bearing interest at LIBOR (London Interbank Offer Rate) plus a 300 basis point spread. At December 31, 2002, three-month LIBOR was 1.38%.

The Corporation intends to enter into a new senior secured facility if it consummates the Wallace acquisition as described above. The Corporation has entered into a commitment letter, dated January 16, 2003, with certain financial institutions. In that letter, the financial institutions have agreed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide the Corporation with an $850.0 million senior secured credit facility and a $400.0 million senior unsecured credit facility. In lieu of entering into definitive agreements for the $400.0 million senior unsecured credit facility, the Corporation may instead decide to sell $400.0 million in bonds, which may be guaranteed by certain assets of the Corporation. The proceeds of the financing will be used in part to pay the total cash consideration that will be paid in the merger, expenses related to the merger and to refinance certain existing debt of the Corporation, Wallace and their respective subsidiaries.

The obligation of the financial institutions to provide the financing is subject to certain customary closing and/or borrowing conditions, including the absence of material adverse changes and agreement as to final documentation.

In September 2002, the Corporation entered into interest rate swap agreements to hedge exposure to fluctuations in interest rates on the Term Loan B Facility as required by the Facility. These swap agreements exchange the variable interest rates (LIBOR) on this facility for fixed interest rates over the terms of the agreements. The resulting fixed interest rates will be the contracted swap rate plus the LIBOR basis spread on the Term Loan B Facility. At December 31, 2002, the notional amount of the swap agreements was $150.0 million comprised as follows: a $100.0 million 3.78% fixed rate agreement that expires in August 2006; and a $50.0 million 2.56% fixed rate agreement that expires in September 2004. The interest rate differential received or paid on these agreements is recognized as an adjustment to interest expense. These swap agreements are designated as cash flow hedges for U.S. GAAP. At December 31, 2002, the fair value of these swap agreements was a $5.1 million liability.

The Corporation also maintains uncommitted bank operating lines in the majority of the domestic markets in which it operates. These lines of credit are maintained to cover temporary cash shortfalls. Maximum allowable borrowings under these uncommitted facilities amounted to $40.2 million at December 31, 2002 ($1.4 million outstanding), and may be terminated at any time at the Corporation's option. Total availability under these facilities at December 31, 2002, was approximately $38.8 million. The Corporation has $19.9 million in outstanding letters of credit at December 31, 2002.

On September 4, 2002, the Corporation redeemed the remaining $100.0 million of senior guaranteed notes at a redemption price that includes a net prepayment charge of $16.7 million with proceeds from the Term Loan B Facility.

An additional source of liquidity at year-end was the Corporation's short-term investments in the amount of $125.6 million, which primarily consist of certificate and term deposits, treasury bills and bank notes. These investments are with financial institutions of sound credit rating and are highly liquid as the majority mature within one to seven days and are classified as "cash and cash equivalents".

At December 31, 2002 and 2001, the Corporation met its financial covenants. The Corporation believes it has sufficient liquidity to complete the remaining restructuring activities and effectively manage the operating needs of the businesses.

On December 28, 2001, the $70.5 million subordinated convertible debentures held by Chancery Lane/GSC Investors L.P. (the "Partnership") were converted into 21,692,311 common shares. The

Corporation issued 1,650,000 additional common shares ("additional shares") as an inducement to the Partnership's Class A limited partners to convert prior to December 22, 2005, the date the Corporation could have redeemed the debentures. The right to receive the additional shares was assigned by the Partnership to its Class A limited partners. Under the terms of the partnership agreement, the Class A limited partners were entitled to all the interest paid on the subordinated convertible debentures. As part of the inducement agreement, the Corporation has agreed that if at December 31, 2003, the 20 day weighted average trading price of the common shares on the NYSE is less than $10.83, the Corporation must make a payment equal to the lesser of $9.0 million or the value of 6,000,000 of its common shares at such date. The $9.0 million payment may be reduced under certain circumstances. At the option of the Corporation, these payments may be made in common shares, subject to regulatory approval. To the extent that shares or cash is paid, it will be recorded as a charge to retained earnings. At December 31, 2002, on the Corporation's 20-day weighted average trading price was less than the $10.83 measurement price. The Corporation has no indication that the 20-day weighted average share price will continue to trade below the measurement price. Certain officers of the Corporation, including the Chairman and the Chief Executive Officer, and the former Chairman, President and Chief Executive Officer, were investors in the Partnership.

On February 7, 2002, the Corporation announced a program to repurchase up to $50.0 million of its common shares. The program allows for shares to be purchased on the NYSE from time to time depending upon market conditions, market price of the common shares and the assessment of the cash flow needs by the Corporation's management. As of December 31, 2002, the Corporation had repurchased 1,069,700 shares.

Net cash provided from operating activities was $158.4 million in 2002, compared to $137.1 million for the same period last year. The change was primarily due to improved profitability.

Net cash used by investing activities in 2002 was $92.5 million versus $21.9 million in 2001. The increased expenditures relate to the aforementioned acquisitions of businesses of $66.0 million.

Net cash provided from financing activities in 2002 was $27.1 million compared to net cash used of $93.1 million in 2001. The increase relates to long-term borrowings from the Term Loan B Facility, offset by the redemption of the remaining $100.0 million of senior guaranteed notes.

As of December 31, 2002, the aggregate amount of outstanding forward foreign currency contracts was $13.6 million. Unrealized gains and losses from these foreign currency contracts were not significant at December 31, 2002. The Corporation does not use derivative financial instruments for trading purposes.

The following table represents contractual obligations of the Corporation at December 31, 2002:

-----------------------------------------------------------------------------------------------------------
                                                                 PAYMENTS DUE BY PERIOD
                                                                           2-3          4-5        5 YEARS
Expressed in thousands of U.S. Dollars      TOTAL           1 YEAR        YEARS        YEARS     THEREAFTER
-----------------------------------------------------------------------------------------------------------
Long-term debt                             $179,829       $    219      $   110     $ 84,500      $  95,000
Capital lease obligations                     9,769          2,280        4,430        1,263          1,796
Operating leases                            140,029         32,789       44,881       27,486         34,873
Workforce reductions                         14,319         12,978        1,341           --             --
Other cash obligations                        7,326          3,324        4,002           --             --
-----------------------------------------------------------------------------------------------------------
Total Contractual Cash Obligations         $351,272       $ 51,590      $54,764     $113,249       $131,669
===========================================================================================================

Note: Above amounts exclude bank indebtedness of $18,158, which represents bank overdrafts.

COST INITIATIVES

The Corporation continuously evaluates ways to reduce its cost structure, and improve the productivity of its operations. Future cost reduction initiatives may include the reorganization of operations or the consolidation of manufacturing facilities. Implementing such initiatives may result in future charges, which may be substantial.

RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2002, the Corporation adopted various accounting standards as described in Note 2 to the consolidated financial statements, none of which had a material effect on the consolidated financial statements.

Pending standards and their estimated effect on the Corporation's consolidated financial statements are described in Note 26 to the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

The Corporation's significant accounting policies are more fully described in
Note 1 to the consolidated financial statements. Certain accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, terms of existing contracts, observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. Significant policies that the Corporation believes involves the application of significant judgment as described by management include:

REVENUE RECOGNITION

The Corporation typically recognizes revenue for the majority of its products upon shipment to the customer and the transfer of title. Under agreements with certain customers, custom forms may be stored by the Corporation for future delivery. In these situations, the Corporation receives a logistics and warehouse management fee for the services it provides. In these cases, delivery and billing schedules are outlined with the customer and product revenue is recognized when manufacturing is complete, title transfers to the customer, the order is invoiced and there is reasonable assurance as to collectability. Since the majority of products are customized, product returns are not significant; however, the Corporation accrues for the estimated amount of customer credits at the time of sale.

Revenue from services is recognized as services are performed. Long-term product contract revenue is recognized based on the completed contract method or percentage of completion method. The percentage of completion method is used only for product contracts that will take longer than three months to complete, and project stages are clearly defined and can be invoiced. The contract must also contain enforceable rights by both parties. Revenue related to short-term service contracts and contracts that do not meet the percentage of completion criteria is recognized when the contract is completed.

ACCOUNTS RECEIVABLE

The Corporation maintains an allowance for doubtful accounts, which is reviewed at least quarterly for estimated losses resulting from the inability of its customers to make required payments for product and services. Additional allowances may be necessary in the future if the ability of its customers to pay deteriorates.

PENSION AND POSTRETIREMENT PLANS

The Corporation records annual amounts relating to its pension and postretirement plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Corporation reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of modifications is generally recorded or amortized over future periods. The Corporation believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries.

The plan assumptions for both the United States and International qualified pension plans, which comprise approximately 75% of the projected benefit obligation at December 31, 2002, are based on current estimated market rates to settle the remaining portion of the plan as both plans have been terminated.

The health care cost trend rates used in valuing the Corporation postretirement benefit obligation are established based upon actual health care cost trends and consultation with our actuaries.

The following is the 2002 effect of a 1% increase in the assumed health care cost trend rates for each future year on (Expressed in thousands of U.S. Dollars):

     Accumulated postretirement benefit obligation                               $12,099
     Aggregate of the service and interest cost components of
       net postretirement benefit cost                                               910

The following is the effect of a 1% decrease in the assumed health care cost trend rates for each future year on:

     Accumulated postretirement benefit obligation                               $10,850
     Aggregate of the service and interest cost components of
       net postretirement benefit cost                                               842

In reaction to the significant increase in health care costs in recent years, the Corporation increased this assumption at the November 30, 2001 valuation date. The discount rate assumption is based upon published long-term bond indices at each measurement date. Changes in the discount rate do not have a significant effect on the postretirement benefit cost due to the maturity of the plan participants.

INCOME TAXES

The valuation allowance at December 31, 2002, relates to net operating losses generated in the United States, Canada, Latin America, and Europe (which have limited carry-forward periods), and future deductible expenses.

The Corporation has maintained a valuation allowance to reduce its deferred tax assets based on an evaluation of the amount of deferred tax assets that management believes are more likely than not to be ultimately realized in the foreseeable future. The valuation allowance was reduced in 2002 based on management's best estimate of the amount of deferred tax assets that will more likely than not be realized.